SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2003

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-22056	86-0746929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8401 East Indian School Road Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

(480) 994-3886

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Required FD Disclosure.

As previously announced in our September 29, 2003 press release, Rural/Metro Corporation, a Delaware corporation (the “Company”), entered into a Reaffirmation and First Amendment to Second Amended and Restated Credit Agreement dated as of September 26, 2003 with our bank lenders which, among other provisions, extended the maturity date of the facility from December 31, 2004 through December 31, 2006, required no principal payments until maturity; waived all previous non-compliance, and required the issuance to the lenders an 11% equity stake in the Company through a grant of 283,979 shares of Series C preferred that are convertible into the Company’s common shares, pending stockholder approval of an increase in the number of authorized common shares.

Item 7C.	Exhibits

3.1(a)	Second Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on January 18, 1995, as amended by the Certificate of Designation, Preferences, and Rights of Series C Preferred Stock filed with the Secretary of State of Delaware on September 26, 2003.

3.1(d)	Amendment No. 2 dated as of September 26, 2003 to the Rights Agreement dated as of August 23, 1995 between the Company and Computershare Trust Company, Inc. (successor to American Securities Transfer, Inc.), the Rights Agent

4.5(a)	Amendment to the Registration Rights Agreement dated as of September 26, 2003 by and among the Company, Tennenbaum & Co., LLC, General Electric Capital Corporation, Highland Crusader Offshore Partners, L.P., Cerberus Partners, L.P., and Pam Capital Funding LP.

10.67	Reaffirmation and First Amendment to Second Amended and Restated Credit Agreement dated as of September 26, 2003 by and among the Company as borrower, certain of its subsidiaries as guarantors, the lenders referred to therein, and Wachovia Bank, National Association, as agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: October 1, 2003	By:	/s/ JOHN S. BANAS III

John S. Banas III Senior Vice President

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1(a)	Second Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on January 18, 1995, as amended by the Certificate of Designation, Preferences, and Rights of Series C Preferred Stock filed with the Secretary of State of Delaware on September 26, 2003.

3.1(d)	Amendment No. 2 dated as of September 26, 2003 to the Rights Agreement dated as of August 23, 1995 between the Company and Computershare Trust Company, Inc. (successor to American Securities Transfer, Inc.), the Rights Agent.

4.5(a)	Amendment to the Registration Rights Agreement dated as of September 26, 2003 by and among the Company, Tennenbaum & Co., LLC, General Electric Capital Corporation, Highland Crusader Offshore Partners, L.P., Cerberus Partners, L.P., and Pam Capital Funding LP.

10.67	Reaffirmation and First Amendment to Second Amended and Restated Credit Agreement dated as of September 26, 2003 by and among the Company as borrower, certain of its subsidiaries as guarantors, the lenders referred to therein, and Wachovia Bank, National Association, as agent.